EXHIBIT 21.1

JOHN BEAN TECHNOLOGIES CORPORATION SUBSIDIARY LIST

Name	Jurisdiction of Organization
John Bean Technologies Corporation	Delaware
John Bean Technologies LLC	Delaware
Jetway Systems Asia Inc.	Delaware
John Bean Technologies Holding AB	Delaware/Sweden
John Bean Technologies International AB	Sweden
John Bean Technologies AB	Sweden
John Bean Technologies GmbH	Germany
John Bean Technologies SpZOO	Poland
John Bean Technologies SA	France
John Bean Technologies BV	Netherlands
John Bean Technologies Spain Holding BV	Netherlands
John Bean Technologies South Africa Holding BV	Netherlands
John Bean Technologies SLU	Spain
John Bean Technologies AeroTech SLU	Spain
John Bean Technologies FoodTech SLU	Spain
John Bean Technologies Iberica SLU	Spain
John Bean Technologies Proprietary Ltd.	South Africa
John Bean Technologies OO	Russia
John Bean Technologies Ltd.	United Kingdom
John Bean Technologies NV	Belgium
John Bean Technologies SpA	Italy
John Bean Technologies Argentina SRL	Argentina
John Bean Technologies Máquinas e Equipamentos Industriais Ltda.	Brazil
John Bean Technologies Canada Ltd.	Nova Scotia
John Bean Technologies de Mexico S de RL de CV	Mexico
EMD, SA de CV	Mexico
John Bean Technologies Hong Kong Limited	Hong Kong
JBT Ningbo Holdings Limited	Hong Kong
JBT Shanghai Holdings Limited	Hong Kong
JBT Shenzhen Holdings Ltd.	Hong Kong
John Bean Technologies (Shenzhen) Co. Ltd.	China
John Bean Technologies (Ningbo) Co. Ltd.	China
John Bean Technologies (Shanghai) Co. Ltd.	China
John Bean Technologies Australia Limited	Australia
John Bean Technologies KK	Japan
John Bean Technologies NZ Limited	New Zealand
John Bean Technologies (Thailand) Ltd.	Thailand
John Bean Technologies Singapore Pte Ltd.	Singapore
John Bean Technologies Middle East FZE	Dubai
John Bean Technologies India Private Limited	India